FLORIDA GAMING CORPORATION

Non-Plan Stock Option Agreement

This is an amendment and restatement of the Non-Plan Stock Option Agreement ("Agreement") entered into, by and between Florida Gaming Corporation, a Delaware corporation (the "Company"), and Sheila Mitchell, an individual (the "Optionee").

Recitals

WHEREAS, the Company granted Freedom Financial Corporation the Option to purchase up to 325,000 of the Company's $.20 par value common stock on July 10, 2006.

WHEREAS, the Board of Directors of the Company (the "Board") held a special meeting of the Board on October 9, 2007, during which it amended this Non-Plan Stock Option Agreement to allow cashless exercise and to make the Option transferable;

WHEREAS, Freedom Financial Corporation transferred the Option to purchase 10,000 of the Company's $.20 par value common stock to Sheila Mitchell in January 2008.

WHEREAS, by adoption of a resolution on July 3, 2008, the Board of Directors amended this Non-Plan Stock Option Agreement to permit the Option to be re-priced;

WHEREAS, the Company now wishes to restate this Non-Plan Stock Option Agreement, such that this Agreement will incorporate all of the aforementioned amendments and to allow the exercise period of the Option to be extended;

NOW, THEREFORE, the Company and the Optionee agree as follows:

Agreement

The Company hereby grants Optionee an option (the "Option") to purchase up to 10,000 shares of the Company's $.20 par value common stock (the "Shares").

The Option is transferable to a Permitted Transferee. Any attempted sale, transfer, pledge, exchange, hypothecation or other disposition of an Award not specifically permitted by the Plan or the Award Agreement shall be null and void and without effect. For purposes of the Plan, "Permitted Transferee" means (i) a member of a Participant's immediate family, (ii) any person sharing the Participant's household (other than a tenant or employee of the Participant), (iii) trusts in which a person listed in (i) or (ii) above has more than 50% of the beneficial interest, (iv) a foundation in which the Participant or a person listed in (i) or (ii) above controls the management of assets, (v) any other entity in which the Participant or a person listed in (i) or (ii) above owns more than 50% of the voting interests, provided that in the case of the preceding clauses (i) through (v), no consideration is provided for the transfer, and (vi) any transferee permitted under applicable securities and tax laws as determined by counsel to the Company. In determining whether a person is a "Permitted Transferee," immediate family members shall include a Participant's child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships.

The Option shall terminate on March 31, 2017.

The purchase price for each Share subject to the Option is $8.25 (the "Purchase Price"). The Option may be exercised by the Optionee tendering to the Company the aggregate Purchase Price of the Shares to be purchased or an election to use cashless exercise and have the Company retain Shares with a fair market value equal to the exercise price on the date of exercise plus, if required by the Company, an amount of monies sufficient to pay all applicable federal, state and local withholding taxes on the difference between the Purchase Price and the market value of the Shares on the date of exercise. In no event shall any amendment to this Agreement decrease the exercise price of the Option or extend the period for exercise of the Option, unless the Purchase Price is equal to or greater than the fair market value of the stock on the date that the Option is re-priced or the period for exercise of the Option is extended.

The Optionee acknowledges and agrees that the obligation of the Company to sell any Shares to the Optionee pursuant to this Agreement is subject to the terms and conditions of this Agreement, and all applicable laws, rules and regulations, including, without limitation, all applicable federal and state securities laws.

The Optionee acknowledges that (i) neither the Option nor the Shares have been registered under the Securities Act of 1933 (the "Act") or the Securities Law of any state, (ii) the Optionee is acquiring the Option and the Shares for its own account for investment and not with a view to distribution or resale, (iii) the Optionee may be deemed to be an affiliate of the Company within the meaning of Rule 144 under the Act, (iv) the Option is non-transferable except as provided above, (v) the shares can only be resold by the Optionee if the Shares are registered for resale under the Act and any applicable state Security Law, or if an exemption from registration is available, and (vi) the stock certificate(s) representing the Shares will bear an appropriate legend describing the restrictions on resale.1

1 The following legend will be placed on all stock certificates representing Shares issued upon exercise of the Option:

“THE SHARES REPRESENTED BY THIS STOCK CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT” OR ANY STATE SECURITIES LAW. SUCH SHARES WERE ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO RESALE OR DISTRIBUTION AND MAY NOT BE SOLD OR TRANSFERRED UNLESS FIRST REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW, OR UNLESS, IN THE OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER, AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

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EXECUTED as of the 9th day of July, 2012.

Florida Gaming Corporation

By:	/s/ W. Bennett Collett, Jr.
W. Bennett Collett, Jr.
President and
Chief Executive Officer

Sheila Mitchell

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